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                                                                    Exhibit 99.1


NEWS COPY                                                  INFORMATION CONTACT:
                                                           David J. Webster
FOR IMMEDIATE RELEASE                                      (314) 746-2280:



 INTERNATIONAL WIRE GROUP INC. TO COMMENCE NEGOTIATIONS WITH AN AD HOC COMMITTEE
                          OF SUBORDINATED BONDHOLDERS

               Suspends Interest due on Senior Subordinated Notes

ST. LOUIS, DECEMBER 1, 2003 - International Wire Group., Inc. announced today that an Ad Hoc Committee (the "Committee") of Bondholders holding its 11 3/4% Senior Subordinated Notes and 14% Senior Subordinated Notes (collectively the "Senior Subordinated Notes") has been formed. The Committee represents approximately 61% of the Senior Subordinated Notes. The Committee has selected Stroock & Stroock & Lavan as its legal advisor and Houlihan Lokey Howard & Zukin as its financial advisor. As previously announced, the Company has engaged Rothschild, Inc. as the Company's financial advisor and Weil, Gotshal and Manges as legal advisors to assist in this process. International Wire expects as soon as practicable to commence negotiations with the Committee and its advisors regarding a recapitalization of its balance sheet. In addition, International Wire has decided to forego paying the interest due on December 1 on the Senior Subordinated Notes. The Company has a 30-day grace period before an event of default has occurred.

"This is a very important event for our customers and suppliers," said Joseph Fiamingo, Chief Executive Officer. "We look forward to a successful completion of a recapitalization that will result in improved free cash flow, enhanced credit ratings and a stronger balance sheet through the reduction of certain of our debt. The economic downturn that has impacted many of the end markets we serve has caused our balance sheet to become overleveraged. While we have had many occasions to discuss our financial condition with our customers and suppliers, I have been pleased with the faith and support that our customers and suppliers have shown in us. I look forward to rewarding that support by ensuring that International Wire is a financially strong link in all of our partners' supply chains for the long term. It is also the Company's intention to maintain normal course payment to our vendors and suppliers during this period," Fiamingo concluded.

This press release contains forward-looking statements as defined by the federal securities laws, and these statements are based upon International Wire's current expectations and assumptions, which are inherently subject to various risks and uncertainties that could cause actual results to differ materially from those anticipated, projected, or implied. Certain factors that could cause actual results to differ (and, as a result, the company cannot give any assurances that the proposed recapitalization will occur) include the ability to reach terms of a plan of recapitalization and execute definitive documents and receive necessary approvals related thereto, fluctuations in operating results and customer orders, a competitive environment reliance on large customers, risks associated with international operations. ability to protect patents and trade secrets, environmental laws and regulations, risks associated with acquisitions, substantial indebtedness, control by large stockholders and other factors described In International Wire's filings with the Securities and Exchange Commission.

International Wire Group, Inc., headquartered in St. Louis, Missouri, is a leading manufacturer and marketer of wire products, including bare and tin-plated copper wire and insulated copper wire. The Company's products include a broad spectrum of copper wire configurations and gauges with a variety of electrical and conductive characteristics that are utilized by a wide variety of customers primarily in the appliance, automotive, electronics / data communications and general industrial / energy industries. The Company manufacturers and distributes its products in 22 facilities strategically located in the United States, Mexico, France, Italy and the Philippines.



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